Exhibit 99.2

Report of Independent Registered Public Accounting Firm

To the Stockholders and Board of Directors
Pharmaceutical Formulations, Inc.

We have audited the accompanying consolidated balance sheet of Pharmaceutical Formulations, Inc. and subsidiaries as of January 1, 2005 and the related consolidated statements of operations, changes in stockholders’ (deficiency) and cash flows for the year (52 weeks) then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Pharmaceutical Formulations, Inc. and subsidiaries as of January 1, 2005, and the results of their operations and their cash flows for the year (52 weeks) then ended in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2, the Company has negative working capital of $7,302,000, an accumulated deficit of $85,658,000 and a stockholders deficit of $25,570,000 as of January 1, 2005 and a net loss of $7,889,000 for the year ended January 1, 2005. The Company filed for bankruptcy on July 11, 2005 and signed an agreement on July 8, 2005 to sell substantially all the assets of its over-the-counter pharmaceutical business (“the PFI Business”) to a third party. Such deal closed in September 2005. These factors, among others, as discussed in Note 2 to the consolidated financial statements, raise substantial doubt about the Company’s ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/Grant Thornton, LLP

Edison, New Jersey
April 15, 2005 except for Note 2 as to which the date is February 28, 2006

Pharmaceutical Formulations, Inc.
and Subsidiaries
Consolidated Balance Sheet
($ in thousands, except per share amounts)
January 1, 2005
Assets
Current assets
Cash	$47
Accounts receivable, net of allowances of $1,125	9,696
Inventories	10,962
Prepaid expenses and other current assets	232
Total current assets	20,937
Property, plant and equipment, net	13,347
Goodwill	2,978
Trademarks	1,740
Other assets	359
$39,361
Liabilities and Stockholders’ (Deficiency)
Current liabilities
Current portion of capital lease obligations	$613
Current portion of long-term debt	1,995
Due to ICC Industries Inc.	14,931
Accounts payable	8,321
Accrued expenses	2,379
Total current liabilities	28,239
Long-term capital lease obligations, less current maturities	1,927
Long-term debt, less current maturities
Revolving/term loans	12,659
Equipment loan	2,252
Note payable to ICC Industries Inc.	18,604
Note payable to ANDA Investments, Ltd.	1,250
Total long-term debt, less current maturities	34,765
Commitments and contingencies
Stockholders’ (deficiency)
Preferred stock, par value $1.00 per share; 10,000,000 shares authorized, none issued	-
Common stock, par value $.08 per share; 200,000,000 shares authorized; 86,160,787 shares issued and outstanding	6,893
Capital in excess of par value	53,195
Accumulated deficit	(85,658)
Total stockholders’ deficiency	(25,570)
$39,361

The accompanying notes are an integral part of these consolidated financial statements.

Pharmaceutical Formulations, Inc.
and Subsidiaries
Consolidated Statement of Operations
($ in thousands, except per share amounts)

Year Ended
January 1,
2005

Gross sales	$75,763
Less: Sales discounts and allowances	3,067
Net sales	72,696
Cost and expenses
Cost of goods sold	63,123
Selling, general and administrative	16,981
Research and development	290
80,394
(Loss) from operations	(7,698)
Other expenses (income)
Interest expense	3,567
Loss on debt extinguishment	511
Other, net	(112)
Other expenses (income) net	3,966
(Loss) before income Tax benefit	(11,664)
Income tax benefit	3,775
Net (loss)	(7,889)

Net (loss) per common share
Basic and diluted	$(0.09)
Basic and diluted average common shares outstanding	85,930,000

The accompanying notes are an integral part of these consolidated financial statements.

Pharmaceutical Formulations, Inc.
and Subsidiaries
Consolidated Statement of Changes in Stockholders' (Deficiency)
($ in thousands)

	Common Stock
	Shares issued	Amount at Par Value	Capital in Excess of Par Value	Accumulated Deficit	Total

Balance, January 3, 2004	85,755,787	$6,861	$52,196	$(77,769)	(18,712)

Stock option exercise	305,000	24	31		55
Issuance of stock grants	100,000	8	47		55
Beneficial conversion of debentures			921		921
Net loss				(7,889)	(7,889)
Balance, January 1, 2005	86,160,787	$6,893	$53,195	$(85,658)	(25,570)

 The accompanying notes are an integral part of these consolidated financial statements.

Pharmaceutical Formulations, Inc.
and Subsidiaries
Consolidated Statement of Cash Flows
($ in thousands)

Year Ended
January 1, 2005
Cash flows from operating activities:
Net (loss)	$(7,889)
Adjustments to reconcile net (loss)
to net cash provided by
operating activities:	-

Depreciation and amortization	2,449
Stock-based compensation	56
Amortization of bond discount and deferred financing costs	1,027
Amortization of deferred gain on sale of building	(35)
Deferred income taxes	(5)
Changes in current assets and liabilities:
(Increase) in accounts receivable	(34)
Decrease in inventories	3,090
Decrease in other current assets	1,057
Increase in due to ICC Industries Inc.	1,860
Increase in accounts payable, accrued expenses	476
Net cash provided by operating activities	2,052
Cash flows from investing activities:
Purchase of property, plant and equipment, net	(308)
Net cash used in investing activities	(308)
Cash flows from financing activities:
Increase in due to ICC Industries Inc.	2,815
Repayment of due to ICC Industries, Inc.	(1,450)
Borrowings on long term debt	3,593
Repayments of long-term debt	(3,487)
Repayments of capital lease obligations	(3,586)
Proceeds from issuance of common stock under rights offering and exercise of stock options	55
Net cash (used in) financing activities	(2,060)
Net (decrease) in cash	(316)
Cash beginning of year	363
Cash end of year	$47

The accompanying notes are an integral part of these consolidated financial statements.

Pharmaceutical Formulations, Inc.
and Subsidiaries
Notes to Consolidated Financial Statements
($ in thousands)

1.     Nature of the Business and Related Parties

Pharmaceutical Formulations, Inc. and its subsidiaries (collectively, “PFI” or the “Company”) are primarily engaged in the manufacture and distribution of over-the-counter solid dosage pharmaceutical products in tablet, caplet and capsule form, which are sold under customers’ private labels. The products are sold throughout the United States. The Company supplies bulk products to secondary distributors and re-packers as well as smaller competitors who do not have sophisticated research and development departments. PFI is also engaged in contract manufacturing of selected branded products for well-known major pharmaceutical companies. The Company also performs testing and research and development of new drug and health care products.

As of January 1, 2005, ICC Industries Inc. (“ICC”) owned a total of 74,488,835 shares of the common stock, representing approximately 86.5% of the total number of shares outstanding on that date. See Note 9 for further discussion of stock transactions. The following additional transactions with ICC are reflected in the consolidated financial statements as of or for the periods presented:

Year Ended
January 1, 2005
Purchases	$6,638
Services and Finance Fees	1,283

January 1, 2005

Accounts payable	$14,931
Note payable	22,974

On December 22, 2004, ICC guaranteed up to $1.0 million of the Company’s obligations with a major vendor through an agreement that expires on the earlier of written notice by ICC or on July 27, 2005. On April 5, 2005, ICC increased the guarantee to $1.5 million. This guarantee expires on the earlier of notice from ICC or on April 6, 2006.

In May 2003, the Company acquired Konsyl Pharmaceuticals Inc. of Fort Worth Texas (“Konsyl”). Konsyl is a manufacturer and distributor of powdered dietary natural fiber supplements. The products are manufactured at its plant in Easton, Maryland and are sold, both domestically and internationally, to pharmaceutical wholesalers, drugstore chains, mass merchandisers, grocery store chains and grocery distributors. Products are sold under both the “Konsyl” brand name and various private labels.

2.     Financial Results, Liquidity and Going Concern

As of January 1, 2005, the Company has negative working capital of $7,302 an accumulated deficit of $85,658 and a stockholders’ deficit of $25,570. In addition, the Company had a net loss of $7,889 for the year ended January 1, 2005. In view of these matters, realization of a major portion of the Company’s assets is dependent upon the Company’s ability to meet its financing requirements and the success of its future operations. The financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or amounts of liabilities.

Pharmaceutical Formulations, Inc.
and Subsidiaries
Notes to Consolidated Financial Statements
($ in thousands)

With the Company’s less than satisfactory performance in the first six months of fiscal 2005 and the current deterioration of its business, the level of support from ICC has increased. While ICC was committed to fund the Company’s operations through March 31, 2006, during the first quarter, ICC requested that the Company consider alternatives to reduce its dependence on ICC for financial support. On April 20, 2005, a Special Committee of the Board was appointed consisting of three independent directors to consider various alternatives, including the possible sale of the Company or its assets.

During the second quarter of 2005, the Company entered into discussions with Leiner Health Products, LLC (“Leiner”), and on July 8, 2005, the Company entered into an asset purchase and sale agreement with Leiner (the “Agreement”). Pursuant to such Agreement, Leiner agreed to buy substantially all of the assets of the Company related to its over-the-counter pharmaceutical business, other than those related to the business conducted by the Company’s Konsyl Pharmaceuticals Inc. subsidiary (the "PFI Business") and other scheduled assets, and to assume certain trade payables related solely to the PFI Business. The agreement provided for a purchase price of $23,000, subject to certain adjustments, of which $4,000 was escrowed pending post-closing calculation of the Company’s working capital at closing. Any shortfall at closing in the net working capital of the Company (as defined) below $10,785 would result in a dollar-for-dollar reduction in the purchase price; any increase over the target would result in an increase in the purchase price. On signing the Agreement, Leiner made a $750 cash deposit which was credited to the purchase price upon closing.

On July 11, 2005, the Company voluntarily filed for bankruptcy protection in the United States Bankruptcy Court for the District of Delaware under Chapter 11 of the United States Bankruptcy Code as required under the Agreement. The Company continues to operate its business and manage its properties as a debtor-in-possession pursuant to Sections 1107(a) and 1108 of the Bankruptcy Code. The proceedings were captioned In re: PHARMACEUTICAL FORMULATIONS, Debtor (Chapter 11 Case No. 05-11910).

Debtor-in-possession financing for the bankruptcy proceedings was arranged with the Company’s existing senior lenders, led by The CIT Group Business Credit, Inc. (“CIT”). Under the terms of the DIP financing, CIT provided a revolving credit facility of up to $14,000, subject to certain limitations based on eligible accounts receivable and eligible inventory. ICC provided advances under the facility and loans necessary for the operation of the Company’s subsidiary Konsyl Pharmaceuticals Inc. as well as holding a junior participation in an amount equal to all indebtedness due to CIT from Konsyl under the prepetition CIT loan. The interest rate for DIP loan was provided at CIT’s base rate plus 2%, with a .5% commitment fee on the unused portions of the line.

On August 8, 2005, the United States Bankruptcy Court for the District of Delaware issued an order approving the bidding procedures with respect to the proposed sale of assets by the Company to Leiner and approved the expense reimbursement (of up to $375) and the break-up fee (reduced from $750 to $500), payable to Leiner under the conditions described in the Agreement. On August 8, 2005, the court also issued a corrected order authorizing the adoption and implementation of the key employee retention plan.

The Company consummated its sale pursuant to the Agreement to Leiner as of September 23, 2005. The sale was conducted under Section 363 of the Bankruptcy Code, pursuant to which the assets were sold free and clear of all liens, claims and encumbrances. The sale had been approved by the United States Bankruptcy Court for the District of Delaware on September 20, 2005. The Company's Edison, New Jersey facility was closed after the transition period on November 30, 2005.

The sales price was $26,628, including the assumption of certain trade liabilities of $4,539, based on the Company’s calculation of working capital of $9,874 as of September 23, 2005. The Agreement contains a mechanism for the parties to review this working capital calculation. As of the current date, the final calculation has not been agreed, and any adjustment to this number will result in a corresponding adjustment to the purchase price. The funds, received on September 26, 2005, were used as follows:

Pharmaceutical Formulations, Inc.
and Subsidiaries
Notes to Consolidated Financial Statements
($ in thousands)

The following amounts were deposited into various escrow accounts for the indicated purposes:

$4,000	pending final working capital calculation
2,500	payments to workers and court-approved severance provisions
2,547	payment of leases due to General Electric
2,164	payment of leases due to Coach Capital, LLC and Key Equipment Finance

The remainder was remitted to CIT Group Business Credit Inc. (“CIT”). The amount remitted to CIT was in excess of the amount due to CIT, and subsequently, after the amounts had been agreed and approved by the Bankruptcy Court, the remaining funds were released to the Company on November 10, 2005, and used to pay down a DIP financing provided by ICC. From the funds held by CIT, $500 was put into an escrow account for administrative charges. After the full repayment to CIT, ICC became, with the Bankruptcy Court’s approval, the DIP lender to the Company.

The Company currently continues to operate Konsyl Pharmaceuticals Inc., which was not part of the sale or the bankruptcy proceedings.

By certificate of amendment filed with the Delaware Secretary of State on October 19, 2005, the name of the Company was changed to 14605 Incorporated.

The Company filed a proposed plan of reorganization with the United States Bankruptcy Court, District of Delaware, on November 4, 2005. This plan was amended through January 12, 2006. On January 13, 2006, the Bankruptcy Court approved the disclosure document. The Bankruptcy Court set a hearing for February 24, 2006 for plan confirmation. Under the plan, if approved, there will be no distribution to the Company’s stockholders. The plan specifies the amounts of payments to be made to the various creditor classes of the Company. General unsecured creditors would receive the lesser of 40% of their allowed claim or a pro rata portion of funds available in the pool for such class with unsecured creditors (other than the landlord and the holders of litigation claims) being eligible to receive from ICC Industries Inc., the Company’s largest stockholder, an additional 40% of their allowed claim if they consent to a release of liability of ICC. ICC has undertaken to provide the Company, through its DIP financing facility, with the necessary funds to implement the plan of reorganization. Among other things, the plan would result in ICC becoming the sole stockholder of the reorganized company, which will continue to own its wholly-owned subsidiary Konsyl Pharmaceuticals, Inc., in consideration of ICC’s agreement to waive the right to receive distributions under the plan with respect to its debtor-in-possession advances (approximately $6.4 million), prepetition secured claims (approximately $31 million) and certain other claims and its agreement to make payments to certain creditors of the Company. Upon ICC becoming the sole shareholder, the Company would be required to take such actions as are necessary to terminate the registration of the Company’s common stock under the Securities Exchange Act of 1934, at which time the Company would cease to be a reporting company. The disclosure statement will be distributed to the holders of class interests that may be impaired for their acceptance or rejection of the plan. Since no distribution will be made to holders of the Company’s stock, such holders are deemed to reject the plan and accordingly no ballot will be provided to such holders.

Pharmaceutical Formulations, Inc.
and Subsidiaries
Notes to Consolidated Financial Statements
($ in thousands)

See Note 6a and 6b for discussion of defaults under the Company’s credit agreements with its primary lender and with ICC and the waivers obtained by the Company. Additionally, see Note 6 for a discussion of modifications of the Company’s debt agreements and other borrowings.

3.    Summary of Significant Accounting Policies

Principles of Consolidation

The accompanying consolidated financial statements include the accounts of Pharmaceutical Formulations, Inc. and its wholly-owned subsidiaries. All significant inter-company accounts and transactions have been eliminated.

Fiscal Year

The current fiscal year is the 52 weeks ended January 1, 2005. The year end for Konsyl is December 31, as that was the historical year-end for Konsyl.

Property, Plant and Equipment

Property, plant and equipment are stated at cost. Depreciation and amortization is provided on the straight-line method over the estimated useful lives of the assets (five to fifteen years). Leasehold and building improvements are amortized over the lives of the respective leases or useful lives, if shorter. The cost of maintenance and repairs is expensed as incurred.

Revenue Recognition

Revenue from product sales is recognized, when an unrelated third party receives the merchandise, net of estimated provisions for sales allowances, pursuant to Staff Accounting Bulletin No. 104, “Revenue Recognition in Financial Statements”. Accordingly, revenue is recognized when all four of the following criteria are met: (i) persuasive evidence that an arrangement exists; (ii) delivery of the product has occurred; (iii) the selling price is both fixed and determinable and (iv) collectibility is reasonably assured. The customers consist primarily of large retailers. Provisions for sales discounts, allowances and returns are established as a reduction of product sales revenues at the time such revenues are recognized. These revenue reductions are established by the Company as its best estimate at the time of sale based on its historical experience adjusted to reflect known changes in the factors that impact such reserves. These revenue reductions are generally reflected either as a direct reduction to accounts receivable through an allowance or as an addition to accrued expenses if the payment will be settled through a direct payment to the customer.

The Company does not provide any price protection to its customers and generally accepts returns only if the goods are damaged.

Accounts Receivable and Concentration of Credit Risk

Financial instruments that potentially subject PFI to credit risk consist principally of trade receivables. Trade receivables are comprised of the sale of products primarily to retail customers. The Company extends credit to a substantial number of customers and performs ongoing credit evaluations of those customers’ financial condition while, generally, requiring no collateral. Customers that have not been extended credit are on a cash in advance basis only.

The Company reviews accounts receivable on a monthly basis to determine if any accounts receivable will potentially be uncollectible. Factors used in assessing collectibility include timeliness of payments, trend analysis, trade publications, and credit reports. Accounts receivable balances that are determined to be uncollectible are included in an overall allowance for doubtful accounts. After all attempts to collect a receivable have failed, the receivable is written off against the allowance. Based on the available information, the allowance for doubtful accounts as of January 1, 2005 is adequate. However the Company’s actual write-offs might exceed the recorded allowance.

Pharmaceutical Formulations, Inc.
and Subsidiaries
Notes to Consolidated Financial Statements
($ in thousands)

Substantially all accounts receivable serves as collateral for the loan agreements.

Income Taxes

The Company accounts for income taxes in accordance with SFAS No. 109, “Accounting for Income Taxes,” which requires the recognition of deferred tax liabilities and assets at currently enacted tax rates for differences between the financial statement carrying amounts and the tax bases of existing assets and liabilities. A valuation allowance is established when the Company believes that it is more likely than not that some portion of its deferred taxes will not be realized. Future changes in the valuation allowance will be recognized in the period of change.

Purchase Price Allocation

The fair values of acquired assets and assumed liabilities were based upon management's estimates with the assistance of independent professional valuation firms. Certain of the acquired assets were intangible in nature, including trademarks. The excess purchase price over the amounts allocated to the assets was recorded as goodwill.

All such valuation methodologies, including the determination of subsequent amortization periods, involve significant judgments and estimates. Different assumptions and subsequent actual events could yield materially different results.

Inventory Valuation

Inventories are stated at the lower of cost or market with cost determined on a first in, first out (FIFO) basis. An allowance is established when management determines that certain inventories may not be saleable at normal sales prices. These allowances (Note 4) are based on management’s judgments and may be subject to changes in the near term. Any changes in estimate would be recorded in the period of change.

Earnings Per Share

PFI calculates earnings per share under the provisions of Statement of Financial Accounting Standards (“SFAS”) No. 128, “Earnings Per Share”, that requires a dual presentation of basic and diluted earnings per share. Basic earnings per share excludes dilution and is computed by dividing income available to common stockholders by the weighted average number of common shares outstanding for the period. Diluted earnings per share is computed assuming the conversion of convertible preferred stock and convertible notes and the exercise or conversion of common equivalent shares, if dilutive, consisting of unissued shares under options and warrants.

Basic and diluted losses per share are the same in each of the periods presented, because the impact of dilutive securities is anti-dilutive or insignificant.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. On an ongoing basis, the Company evaluates estimates, including those related to accounts receivable, inventories, property and equipment, intangible assets and income taxes. PFI bases the estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying value of assets and liabilities that are not readily apparent from other sources. Results may differ from these estimates due to actual outcomes being different from those on which the Company based the assumptions.

Pharmaceutical Formulations, Inc.
and Subsidiaries
Notes to Consolidated Financial Statements
($ in thousands)

Long-Lived Assets

The Company’s long-lived assets include property and equipment, intangible assets and goodwill. Intangible assets consist primarily of trademarks, which were determined to have an indefinite life based on an independent appraisal.

The Company follows SFAS No. 142, “Goodwill and Other intangible Assets”, which eliminated the amortization of purchased goodwill and intangible assets with indefinite lives. As a result, the Company is not amortizing the goodwill resulting from the Konsyl acquisition. Under SFAS No. 142, goodwill and intangible assets with indefinite lives are tested annually and more frequently if an event occurs which indicates the goodwill and intangible assets with indefinite lives may be impaired. SFAS No. 142 requires companies to use a fair value approach to determine whether there is an impairment event. The Company performs an annual impairment test at fiscal year-end for goodwill and other indefinite-lived intangible assets.

As of January 1, 2002, the Company adopted SFAS No. 144, “Accounting for the Impairment or Disposal of Long-lived Assets” which supersedes SFAS No. 121, “Accounting for the Impairment of Long-lived Assets to be Disposed of”. Under SFAS No. 144, long-lived assets other than those covered by SFAS 142 are reviewed on a periodic basis for impairment whenever events or changes in circumstances indicate that the carrying amounts of the assets may not be recoverable. Such events or changes in circumstances include, but are not limited to: (a) a significant decrease in the market price of a long-lived asset (or asset group); (b) a significant adverse change in the extent or manner in which a long-lived asset (or asset group) is being used or in its physical condition; (c) a significant adverse change in legal factors or in the business climate that could affect the value of a long-lived asset (or asset group), including an adverse action or assessment by a regulator; (d) an accumulation of costs significantly in excess of the amount originally expected for the acquisition or construction of a long-lived asset (or asset group); (e) a current-period operating or cash flow loss combined with a history of operating or cash flow losses or a projection or forecast that demonstrates continuing losses associated with the use of a long-lived asset (or asset group); and (f) a current expectation that, more likely than not, a long-lived asset (or asset group) will be sold or otherwise disposed of significantly before the end of its previously estimated useful life. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to the fair value of such assets. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. No impairments were recorded in the year ended January 1, 2005.

Stock-Based Compensation

At January 1, 2005, the Company has stock-based compensation plans, which are described more fully in Note 9. As permitted by SFAS No. 123, “Accounting for Stock- Based Compensation”, the Company accounts for stock-based compensation arrangements with employees in accordance with provisions of Accounting Principles Board (“APB”) Opinion No. 25, “Accounting for Stock Issued to Employees”. Compensation expense for stock options issued to employees is based on the difference on the date of grant between the fair value of the Company’s stock and the exercise price of the option. No stock-based employee compensation cost, relating to stock options, is reflected in net loss for the periods presented, as all options granted under those plans had an exercise price equal to the market value of the underlying common stock at the date of grant. The stock based compensation cost included in net loss for the year ended January 1, 2005 reflects the issuance of restricted shares (Note 9).

Pharmaceutical Formulations, Inc.
and Subsidiaries
Notes to Consolidated Financial Statements
($ in thousands)

Had compensation cost for the Company’s option plans been determined using the fair value method at the grant dates, the effect on the Company’s net loss and loss per share for the year ended January 1, 2005 would have been as follows:

Year Ended
January 1, 2005
Net (loss) as reported	$(7,889)
Add: Stock based employee compensation expense included in reported net income, net of related tax effects	36
Deduct: Total stock based employee compensation determined under fair value method for all awards, net of related tax effects	(65)
Proforma net (loss)	$(7,918)
Basic and diluted (loss) per share
As reported	$(0.09)
Proforma	$(0.09)

The weighted average assumptions used are as follows:

Year Ended
January 1, 2005
Risk-free interest rate	4.3%
Expected dividend yield	-
Expected lives	5 years
Expected volatility	126%

Shipping and Handling Fees and Costs

Shipping and handling fees charged to customers are included in the Company’s net sales. Shipping and handling costs which approximated $2,121 in fiscal 2004 were charged to selling and shipping expenses. Shipping and handling costs are included in the caption Selling, general and administrative on the Statement of Operations.

Advertising Expenses

Advertising costs are expensed when incurred, and were $875 in fiscal 2004.

New Accounting Pronouncements

In December 2004, the FASB issued SFAS No. 123(R), “Share-Based Payment”, which is a revision of SFAS No. 123 and supersedes Accounting Principles Board (“APB”) Opinion No. 25. SFAS No. 123(R) requires all share-based payments to employees, including grants of employee stock options, to be valued at fair value on the date of grant, and to be expensed over the applicable vesting period. This statement is effective as of the beginning of the first interim or annual reporting period that begins after June 15, 2005. The Company does not believe that adoption of this statement will have a material impact on the Company’s financial position or results of operations.

Pharmaceutical Formulations, Inc.
and Subsidiaries
Notes to Consolidated Financial Statements
($ in thousands)

In December 2004, the FASB issued SFAS No.153, “Exchanges of Nonmonetary Assets, an amendment of APB Opinion No. 29.” The guidance in APB Opinion No. 29, Accounting for Nonmonetary Transactions, is based on the principle that exchanges of nonmonetary assets should be measured based on the fair value of assets exchanged. The guidance in that Opinion, however, included certain exceptions to that principle. This statement amends APB No. 29 to eliminate the exception for nonmonetary exchanges of similar productive assets that do not have commercial substance. This statement is effective for nonmonetary exchanges occurring in fiscal periods beginning after June 15, 2005. The Company does not believe that adoption of this statement will have a material impact on the Company’s financial position or results of operations.

In November 2004, the Financial Accounting Standards Board issued Statement 151, Inventory Costs, (“SFAS 151”) an amendment of ARB no. 43, Chapter 4, which is effective for inventory costs incurred during fiscal years beginning after June 15, 2005. The amendments made by Statement 151 will improve financial reporting by clarifying that abnormal amounts of idle facility expense, freight, handling costs, and wasted materials (spoilage) should be recognized as current-period charges and by requiring the allocation of fixed production overheads to inventory based on the normal capacity of the production facilities. The Company has not completed its evaluation of the impact of SFAS 151 and therefore cannot determine the effect that adoption of this statement will have on its financial position and results of operations.

Fair Value of Financial Instruments

The carrying amounts for cash, accounts receivable, accounts payable and accrued expenses are reasonable estimates of their fair value due to the short maturity of these items. Based upon the current borrowing rates available to us, estimated fair values of the revolving credit and term loans (see Note 6) approximate their recorded carrying amounts. It was not deemed practical to determine the estimated fair value of the remaining debt due to the complexity included therein.

 4.    Inventories

Inventories consist of the following:

January 1, 2005
Raw materials	$4,323
Work in process	982
Finished goods	5,657
$10,962

Inventory reserves were $597 at January 1, 2005.

5.     Property, Plant and Equipment

Property, plant and equipment consist of the following:

Pharmaceutical Formulations, Inc.
and Subsidiaries
Notes to Consolidated Financial Statements
($ in thousands)

	January 1, 2005	Useful Lives
Land and building	$--
Leasehold improvements	7,460	15
Machinery and equipment	23,456	15
Data processing equipment	4,735	5
Laboratory equipment	2,683	10
Furniture and fixtures	479	10
Other	1,089	Various
	39,902
Less: Accumulated depreciation and amortization	26,555
	$13,347

Substantially all property, plant and equipment is pledged as collateral under various capital leases and equipment loans. The capital lease for the building at 460 Plainfield Avenue expired on August 2004. In November 2003, the Company extended the lease for its manufacturing facility. The lease was treated as a capital lease through August 2004; whereupon the new extension began and is now classified as an operating lease.

Assets under capital leases (excluding the building lease discussed in Note 6e) at January 1, 2005 were $2,540. Accumulated amortization at January 1, 2005 was $481.

6.     Long-term Debt and Capital Lease Obligations

Long-term debt and capital lease obligations consist of the following:

	January 1, 2005
	Long-Term Debt	Capital Leases
Term loan due ICC (a)	$22,974
Revolving loan due CIT (b)	12,209
Term loan due CIT (b)	1,050
Note payable to ANDA Investments, Ltd. (c)	1,750
8% Convertible subordinated debentures (d)	---
8.25% Convertible subordinated debentures (d)	---
Building sale/leaseback (e)
Capital equipment lease obligations (f)		2,540
Equipment loan (g)	3,147
	41,130	2,540
Less current portion (h):	6,365	613
	$34,765	$1,927

Pharmaceutical Formulations, Inc.
and Subsidiaries
Notes to Consolidated Financial Statements
($ in thousands)

a)
On December 31, 2004, the Company modified its term loan and security agreement with ICC to extend the final due date from January 31, 2005 to January 31, 2006. The loan principal under this agreement was $22,654. Principal payments are due commencing in January, 2005 at $300 per month and in increasing amounts thereafter of $325 per month, $350 per month or $375 per month with a final payment of $18,604 in January 2006. Interest is payable monthly at 1% above the prime rate (6.75% at January 1, 2005). The loan is secured by a secondary security interest in all of the Company’s assets. This agreement also includes certain negative covenants and cross-default provisions with other loans for which the Company was in violation (See Note 6b). On April 11, 2005, the Company obtained waiver of such current defaults through April 2, 2005.

On May 15, 2003, in connection with the acquisition of Konsyl Pharmaceuticals, Inc., the Company borrowed $500 from ICC. Principal payments to ICC began on July 1, 2003 at $10 per month with a final payment of $320 in January 2005. Effective January 31, 2005 such loan repayment obligation was extended until January 31, 2006. The loan stipulates payments of $10 per month a final payment of $190 due in January 2006. Interest is payable monthly at 4.5% per annum. The current portion of this obligation is included in due to ICC on the balance sheet.

b)
The Company has a revolving credit facility with CIT, which is secured by accounts receivable and inventory, which expires on December 31, 2006. Advances under this credit line are limited to the sum of eligible accounts receivable and eligible inventory, as defined, up to a maximum limit of $20,000 of which $2,000 is guaranteed by ICC. Interest is payable monthly, at the prime rate + 2% (7.75% at January 1, 2005). The loan agreement contains certain covenants, which, among other things, prohibit the Company, subject to prior approval of the lender, from making dividend payments. The agreement also includes certain financial covenants, which were amended on August 20, 2004. As of January 1, 2005, the Company had $233 available on such credit facility.

Such Facility provides for a fee in the amount of $266 which sum is fully earned as of the Closing Date and shall be payable in installments of $66 on each of December 31, 2003, December 31, 2004, December 31, 2005 and December 31, 2006 or if the First Amended and Restated Financing Agreement is terminated earlier than December 31, 2006, then on the date of such termination, all remaining amounts of the Loan Facility Fee shall become due and payable.

In connection with the acquisition of Konsyl Pharmaceuticals, Inc., CIT extended a term loan of $2,000 which is repayable over 40 months at the prime rate + .75% (6.5% at January 1, 2005). Payments of $600 were made in Fiscal 2004.

On August 20, 2004 the Company and CIT agreed to an amendment to the credit agreement, while reaffirming ICC’s guarantee of this debt. The amendment to the agreement set, effective April 26, 2004, new financial covenants beginning July 31, 2004 for minimum tangible net worth and minimum fixed charge coverage ratio, each calculated on a rolling three-month basis and additional financial covenants for maximum accounts payable (other than to CIT or ICC) and a minimum borrowing availability as of each month end beginning July 31, 2004. The parties further amended the agreement to include an EBITDA covenant as of September 20, 2004.

Pharmaceutical Formulations, Inc.
and Subsidiaries
Notes to Consolidated Financial Statements
($ in thousands)

As of January 1, 2005 the Company was in violation of certain financial covenants (specifically the minimum tangible net worth, EBITDA, and the maximum accounts payable covenants) and other provisions within its agreement with CIT as amended. The Company has obtained a waiver dated April 15, 2005 from CIT waiving such identified events of default under the financing agreement. In addition to the defaults as of January 1, 2005, CIT also waived defaults under the same sections of the agreement as of January 29, 2005, February 26, 2005 and April 2, 2005. As a condition of this waiver, the Company must deliver consolidated financial statements to CIT no later than April 20, 2005, and the Company’s failure to deliver these financial statements would render the waiver null and void. The Company paid CIT fees of approximately $15 related to this waiver. Additionally, as a condition of the waiver, the Company agreed to provide revised monthly financial projections to CIT, on or prior to May 31, 2005, and the failure to deliver such projections would constitute an event of default under the agreement. The Company also agreed to deliver monthly financial reports to CIT as required under the agreement on a timely basis beginning with the month of April 2005. On April 15, 2005, ICC signed this waiver reaffirming their guarantee of the Company’s debt with CIT. CIT waives only the specific events of default noted in the waiver and does not waive any other existing events of default or future events of default. The Company does not believe that there are any other events of default under the agreement.

The Company has a requirement to maintain a lockbox with CIT however; there are no subjective acceleration clauses in the credit agreement.

c)
On May 15, 2003, in connection with the acquisition of Konsyl Pharmaceuticals, Inc., the Company issued a note of $2,500 to Frank X. Buhler (ANDA Investments, Ltd.). The note is repayable at $125 quarterly with a balloon payment of $625 in April 2007 and bears interest at 7% per annum. Payments of $500 were made in Fiscal 2004. ICC has guaranteed the payments under this promissory note through a letter dated April 15, 2003.

d)
At January 3, 2004, PFI had an aggregate of $1,179 outstanding principal amount of convertible subordinated debentures due June 15, 2004 (originally due June, 2002) (the “8% Debentures”) with interest payable semi-annually. The holders of the 8% Debentures may convert them at any time into common stock of the Company at a conversion price of $.34 per share.

At January 3, 2004, PFI had an aggregate of $330 outstanding principal amount of convertible subordinated debentures due June 15, 2004 (originally due June, 2002) (the “8.25 % Debentures”) with interest payable annually. The holders of the 8.25% debentures may convert them at any time into shares of common stock at a conversion price of $.34 per share.

In June 2004, holders of $1,105 in principal amount of the Company’s 8% and 8.25% convertible subordinated debentures agreed to extend the payment terms on those bonds, which were due to mature on June 15, 2004, to June 15, 2005, at the current interest rate of 8% or 8.25%, depending on which bonds are held. In exchange for the bondholders’ signed agreements to extend the maturity date on the bonds, they received a one-time up-front fee of $10 per $1,000 of bond principal held by them. The fee of approximately $11 is included in deferred financing costs and was being amortized over the life of the debt. In addition, the bondholders obtained the right to convert the bonds into the Company’s common stock at a reduced price of $.30 per share from $.34 per share.

In accordance with EITF 00-27, “Application of EITF Issue 98-5 to Certain Convertible Instruments”, the Company measured the intrinsic value of the beneficial conversion feature at $921 based on the market price of the stock of $0.55 and recorded this as a debt discount and a related increase in paid in capital in the second quarter. This debt discount was being amortized over the extended due date of the bonds using the straight line method (which approximates the effective interest method since the amortization period is one year). During year ended January 1, 2005, the Company recognized additional interest expense related to the amortization of this conversion feature of $410.

Pharmaceutical Formulations, Inc.
and Subsidiaries
Notes to Consolidated Financial Statements
($ in thousands)

Additionally in June 2004, the Company repaid the remainder of the outstanding debentures for $400, on their due date of June 15, 2004. ICC advanced to the Company the funds in order to repay these debentures. Such advances were included in the ICC note discussed above, as modified effective June 30, 2004.

On December 30, 2004, the Company paid the principal due under the above outstanding 8% Convertible Subordinated Debentures Due 2002 and 8.25% Convertible Subordinated Debentures Due 2002, totaling $1,105. The debenture holders had previously agreed to forebear the right to force payment on the due date of the debentures so long as they were paid on or before June 15, 2005. ICC, the Company’s largest stockholders, provided bridge financing for the principal payments. The Company recognized a loss of $511 on extinguishment of debt relating to this debt repayment.

e)
In August 1989, PFI entered into a sale and leaseback of its land and building in Edison, New Jersey. The term of the lease is 15 years, plus two five-year renewal options. Monthly base rent was $107 for the first 30 months increased by the change in the Consumer Price Index on the thirty-first month after commencement and on each thirtieth month thereafter. On January 1, 2000, the monthly base rent increased to $165. The Company is obligated to pay all utilities, real estate taxes, assessments and repair and maintenance costs in connection with the premises. The land and building was recorded as a capital lease and the deferred gain on the sale and leaseback of approximately $750 ($35 as of January 3, 2004) was deferred and amortized over the term of the original lease.

In November 2003, the Company extended its lease for its manufacturing facility. This extension has a term of fifteen years with base rent (covering a period from October 1, 2003 - September 30, 2008) of $1,764 per annum. Subsequent period rent was calculated using an adjustment to reflect inflation. This lease has been classified as an operating lease.

f)
The Company leases various equipment under capital lease agreements. The terms of the leases vary from five to six years with monthly rentals ranging from $40 to $98. In December 2000, three capital lease agreements were refinanced with one $4,000 capital lease agreement payable over 5 years. This agreement is guaranteed by ICC. The interest rates under all capital leases range from 4% to 9%.

In June 2002 the Company borrowed $672 under capital equipment leases to fund the acquisition of new operating equipment. The leases are generally repayable over seven years and bear interest at a floating rate (7.28 % at January 1, 2005).

In March, May, November, and December 2003 the Company borrowed $994 under capital leases to fund the acquisition of machinery and equipment. Additionally, in July 2003 an aggregate of $595 of debt advanced to us by ICC in connection with the purchase of Konsyl was repaid from the proceeds of a capital equipment financing of the same amount. The assets financed were the assets that were purchased in the Konsyl acquisition. The capital lease is payable over five years with monthly payments of $13 and bears interest of 4.07%.

In July and August 2004, the Company borrowed $1,039 under capital leases to fund the acquisition of machinery and equipment. The capital leases are payable over five years with monthly payments of $21 and bear interest of 7.8%.

g)
On December 31, 2004, the Company entered into a new three-year loan agreement with General Electric Capital Corporation for $3,147, bearing interest at 6.76% per annum, which loan was secured by some of the Company’s equipment. The loan is repayable in 35 monthly installments of principal and interest of $97 with a final monthly installment equal to the balance of principal and interest due. The amount of the ICC bridge financing, $1,000, was repaid out of the proceeds of this loan and the balance was utilized to refinance existing GE equipment leases, discussed in the next paragraph.

Pharmaceutical Formulations, Inc.
and Subsidiaries
Notes to Consolidated Financial Statements
($ in thousands)

In December 2001, the Company entered into an equipment financing arrangement with General Electric Capital Corporation for $1,943, whereby certain operating leases were converted to an equipment loan. The loan was repayable monthly over 4 years and bore interest at a floating rate (4.47% at January 3, 2004). This loan was guaranteed by ICC.

h)	Current portion of long term debt includes $4,370 as of January 1, 2005 included in due to ICC. The Company’s debt and obligations under capital leases mature in calendar years as follows:

	Capital Lease Obligations	Long-Term Debt
2005	$735	$6,365
2006	718	32,805
2007	638	1,864
2008	472	96
2009	279	-
Thereafter	-	-
Total Payments	$2,842	$41,130
Less: Amount representing interest	(302)
Present value of net minimum lease payments	$2,540

7.     Commitments and Contingencies

Lease Commitments

(a)
Distribution/Konsyl Facility:

In Fiscal 1996, the Company entered into a long-term lease for a building adjacent to the manufacturing facility. The lease is classified as an operating lease. The rent payments are $319 per annum for the first five years and $342 per annum for the balance of the initial term. During Fiscal 2003, Konsyl began using part of this property as a sales office. The Company is currently negotiating an extension of this lease as the existing lease expires at the end of April 2005.

(b)
 Easton Md. Lease:

As of May 15, 2003, the Company signed a lease with ANDA Investments, Ltd, an entity controlled by Frank Buhler, who is currently a director of the Company. This lease has a term of five years. Base rent under this lease is $200 per annum. The lease also has a purchase option whereby the Company can purchase the building for $2,250 through May 15, 2006. The Company is responsible for its share of real estate taxes and utilities for such premises.

(c)
Manufacturing Facility Lease:

In November 2003, the Company extended its lease for its manufacturing facility in Edison, NJ. This extension has a term of fifteen years with base rent (covering a period from October 1, 2003- September 30, 2008) of $1,764 per annum. Subsequent period rent is calculated using an adjustment to reflect inflation. This lease has been classified as an operating lease

Pharmaceutical Formulations, Inc.
and Subsidiaries
Notes to Consolidated Financial Statements
($ in thousands)

(d)	Minimum operating lease commitments: Rent expense during the year ended January 1, 2005 was $2,335. As of January 1, 2005, the Company had the following operating lease commitments:

Fiscal 2005	$2,078
Fiscal 2006	$1,964
Fiscal 2007	$1,964
Fiscal 2008	$1,856
Fiscal 2009	$1,764
Thereafter	$17,052
Total:	$26,678

Collective Bargaining Agreement

Substantially all of the Company’s non-management employees are covered by a collective bargaining agreement with Teamsters Local 522, which was signed in October 2004 and expires in October 2007. The new agreement includes increases in wages and medical payments (10.2% over three years) and changes in policy regarding attendance policy, job classifications and titles, job performance and job bidding procedures.

Additionally, three employees are represented by Local 68 of the International Union of Operating Engineers, affiliated with the AFL-CIO, which agreement expires October 31, 2005.

Contingencies

(a) Fiorito vs. PFI

In March 2002, action was brought against the Company in the United States District Court for the Southern District of New York seeking $20,000 in damages and $40,000 in punitive damages related to the sales of allegedly defective products. The Company’s insurer is defending the case at the insurer’s cost.

(b) Case relating to Max Tesler

In May 1998, the Company brought an action in Middlesex County Superior Court, NJ against one of its former outside corporate counsels seeking damages for conflict of interest, breaches of fiduciary duty and loyalty, negligence and malpractice during its representation of the Company. The action has been sent to binding arbitration, which is expected to commence in the spring of 2005.

(c) Apotex Corporation and Torpharm vs. PFI

In July 2000, an action was instituted in the Circuit Court of Cook County, Illinois against the Company by Apotex Corporation (“Apotex”) and Torpharm, Inc. seeking an unspecified amount in damages and specific performance in the nature of purchasing a certain product from Apotex. The complaint alleges that the Company would purchase a certain product exclusively from Apotex. The counts specified in the complaint include breach of contract, negligent misrepresentation, breach of implied covenant of good faith and fair dealing, breach of implied covenant to use best efforts, specific performance, breach of fiduciary duty, reformation and a Uniform Commercial Code action for the price of approximately 3 million tablets. Apotex’s expert testified that Apotex suffered damages of approximately $3,100 as a result of the alleged breaches. Management believes the lawsuit is without merit and is vigorously defending against it. Several counts of Apotex’s complaint have now been dismissed by the Court, and Apotex has requested that the action be stayed pending appellate review of those dismissed counts.

Pharmaceutical Formulations, Inc.
and Subsidiaries
Notes to Consolidated Financial Statements
($ in thousands)

(d)  The Company is a party to various other legal proceedings arising in the normal conduct of business.

Management believes that the final outcome of all current legal matters will not have a material adverse effect upon the Company’s financial position or results of operations.

Environmental Matters

The prior owner of the Edison, New Jersey manufacturing facility, Revco, conducted a soil and groundwater cleanup of such facility, under the New Jersey Industrial Site Recovery Act (ISRA), as administered by the New Jersey Department of Environmental Protection (NJDEP). NJDEP determined that the soil remediation was complete and approved the groundwater remediation plan, subject to certain conditions. Revco began operating a groundwater remediation treatment system in 1995. Although CVS (as the successor to Revco) is primarily responsible for the entire cost of the cleanup, the Company guaranteed the cleanup. In addition, the Company agreed to indemnify the owner of the facility under the terms of the 1989 sale lease-back. If CVS defaults in its obligations to pay the cost of the clean-up, and such costs exceed the amount of the bond posted by Revco, the Company may be required to make payment for any cleanup. The likelihood of CVS being unable to satisfy any claims which may be made against it in connection with the facility, however, are remote in the Company’s opinion. Accordingly, the Company believes that it will not have to bear any costs associated with remediation of the facility and the Company will not need to make any material capital expenditures for environmental control facilities.

Defined Contribution 401(k) Plans

The Company has two defined contribution 401(k) plans one for union employees and one for non-union employees whereby the Company matches employee contributions of up to 50% of the employee’s first 4% of contributions. The Company’s contributions for the 401(k) employee match were approximately $265 for the year ended January 1, 2005. The Company has suspended the company match component of the 401(k) plan for non-union and Konsyl employees effective April 1, 2005.

8.     Income Taxes

Income tax (benefit) consists of the following federal taxes:

Year Ended
January 1,
2005
Current	$(3,770)
Deferred	(5)
Total income tax (benefit)	(3,775)

Pharmaceutical Formulations, Inc.
and Subsidiaries
Notes to Consolidated Financial Statements
($ in thousands)

The Company’s income tax (benefit) differs from the amount of income tax determined by applying the applicable statutory U.S. Federal income tax rate to pretax loss as a result of the following:

Year Ended
January 1,
2005
Statutory U.S. tax (benefit)	$(4,082)
Increase (decrease) resulting from:
Effect of beneficial conversion feature and debt extinguishment	322
Other	(15)
Effective income tax (benefit)	$(3,775)

As of January 1, 2005, PFI had available net operating losses of approximately $30,677 for U.S. tax purposes, which will expire from 2005 through 2021. The utilization of losses that were generated prior to September 1991, which approximate $498 is limited to $166 per year for U.S. tax purposes due to the change in ownership resulting from ICC’s investment. State income tax net operating loss carry forwards of approximately $48,658, which expire from 2006 through 2012, are available to us.

The operations of Konsyl are included in this income tax calculation beginning May 15, 2003 (date of acquisition).

Deferred tax assets are comprised of the tax effects of following temporary differences:

January 1, 2005
Deferred tax assets - short term:
Accounts Receivable	$450
Inventory	223
Accrued Expenses	227
Total deferred tax asset - short term	900
Valuation allowance	(112)
Net deferred tax asset - short term	788
Deferred tax assets-long term:
State net operating loss carryforward	$2,919
Federal net operating loss carryforward	10,737
Depreciation	47
Capital loss carry forward	385
Acquisition fees	42
Alternative minimum tax carry forward	10
Total deferred tax assets- long term	14,140
Valuation allowance	(14,053)
Net deferred tax assets - long term	$87
Deferred tax liability-long term	$(1,028)

Pharmaceutical Formulations, Inc.
and Subsidiaries
Notes to Consolidated Financial Statements
($ in thousands)

As a result of the increase in ICC’s ownership of PFI in 2002, PFI began to file a consolidated tax return with ICC. In accordance with a tax sharing agreement between the two companies, PFI will be reimbursed for the tax savings generated by ICC from the use of PFI’s losses. In addition, the agreement provides for an allocation of the group’s tax liability, based upon the ratio that each member’s contribution of taxable income bears to the consolidated taxable income of the group. This reimbursement is reflected as an offset against amounts the Company owes to ICC.

As of January 1, 2005, the Company has recorded a valuation allowance principally relating to the value of the net operating loss and capital loss carryforwards which are not realizable through the tax sharing agreements.

As of January 1, 2005, the net deferred tax (liability) of ($153) is included in the due to ICC, as it will be realizable through the tax-sharing agreement.

9.     Equity Transactions

Each share of common stock has one vote.

In 2004, the Compensation Committee of the Board of Directors granted 100,000 restricted shares to two officers of the Company which the Company valued at $48 and are reflected in additional paid in capital.

The Company has two stock plans currently in effect, which are the 1997 Stock Incentive Plan (the “1997 Plan”) and the 2004 Stock Option Plan (“2004 Plan”). The 1994 Stock Option Plan (the “1994 Plan”) expired by its terms in 2004 although, options previously granted under the 1994 Plan will continue for the life of such options. These plans provide for the issuance of incentive and non-qualified stock options and grants to employees and directors.

The 2004 Plan replaced the 1994 Plan. As of January 1, 2005, 2,390,000 options were outstanding under the 1994 Plan.

The aggregate number of shares of common stock, which may be the subject of options under the 2004 Plan is 5,000,000. The maximum number of shares of common stock, which may be the subject of options granted to any person during any calendar year cannot exceed 300,000. Shares available for grant under the 1997 Plan and the 2004 Plan as of January 1, 2005 were 365,000 and 4,900,000, respectively.

Additionally, the Company has outstanding warrants under plans that are not approved by the shareholders aggregating 1,310,000. The equity compensation plans not approved by shareholders are (a) warrants dated April 1, 1992 to CIT to purchase 100,000 shares of the common stock at a purchase price of $.75 per share and warrants dated March 30, 1993 to CIT to purchase 10,000 shares of the common stock at a purchase price of $.75 per share (the exercise period for both of the CIT warrants were extended to December 31, 2006 on May 15, 2003; such warrants were issued or extended in the context of obtaining financing from CIT) and (b) warrants to purchase 1.2 million shares of common stock of PFI at an exercise price of $.204 per share issued to Frank Buhler as part of the purchase price for the stock of Konsyl in May 2003, which warrants are exercisable until April 15, 2010.

The Company recorded purchase price attributable to the warrants issued to Frank Buhler of $244,000. The Company did not record any expense relating to the extension of the CIT warrants as the options were out of the money and the effect was insignificant.

Pharmaceutical Formulations, Inc.
and Subsidiaries
Notes to Consolidated Financial Statements
($ in thousands)

Options are granted at prices equal to or exceeding the market price of the stock on the date of grant. Options are exercisable one year from date of grant and expire five years from date of grant. The following is a summary of stock options issued, exercised, forfeited or canceled during the period from July 1, 2001 through January 1, 2005:

	Shares	Weighted Average Exercise Price
Outstanding - January 3, 2004	3,020,750	$.23
Issued	100,000	$.52
Exercised	(326,750)	$.17
Forfeited	(82,000)	$.27
Expired or cancelled	(222,000)	$.27
Outstanding - January 1, 2005	2,490,000	$.22
Exercisable - January 1, 2005	2,390,000	$.20

The following table summarizes information about stock options outstanding at January 1, 2005:

	Options Outstanding			Options Exercisable
Range of Exercise Prices	Number Outstanding at January 1, 2005	Weighted Average Remaining Life (Years)	Weighted Average Exercise Price	Number Exercisable at January 1, 2005	Weighted Average Exercise Price
$0.27	340,000	6.0	$0.27	340,000	$0.27
0.24	75,000	0.8	0.24	75,000	0.24
0.15	446,000	1.8	0.15	446,000	0.15
0.13	999,000	2.9	0.13	999,000	0.13
0.16	250,000	2.8	0.16	250,000	0.16
0.39	10,000	3.4	0.39	10,000	0.39
0.54	20,000	3.8	0.54	20,000	0.54
0.54	250,000	3.6	0.54	250,000	0.54
0.52	100,000	4.6	0.52	---	---
	2,490,000		$0.22	2,390,000	$0.20

The weighted average fair market value of options granted during fiscal year 2004, was $.45.

As of January 1, 2005, substantially all outstanding stock options expire at various dates through fiscal year 2009. These options were granted at prices which were at or above quoted market value on the dates granted.

10.     Major Customers, Products and Export Sales

Sales to customers, which were primarily made by the Company’s PFI segment, which represented more than 10% of consolidated gross sales in fiscal 2004, were as follows:

Pharmaceutical Formulations, Inc.
and Subsidiaries
Notes to Consolidated Financial Statements
($ in thousands)

Year Ended
Customer	January 1, 2005

Target	12%
Dollar General	11%
Costco	7%

As of January 1, 2005, the customers mentioned above represented 36% of net accounts receivable.

For fiscal year 2004, sales of ibuprofen represented 23% of net sales.

Sales to customers outside the United States were $1,830 for the year ended January 1, 2005.

The Company has a major concentration of purchases of raw materials from three suppliers and two suppliers of packaging materials.

11.     Goodwill and Intangible Assets

The Company acquired Konsyl in May 2003. Goodwill and trademarks with indefinite useful lives resulted from such acquisition and are reflected on the Company’s balance sheet as of January 1, 2005.

In addition, included in other assets, is a plant purchase option with gross value of $280 and accumulated amortization of $152 at January 1, 2005, which is being amortized over a period of three years. Amortization expense for the year ended January 1, 2005 was $94. Amortization expense is expected to be approximately $93 per year through 2006.

12.     Supplemental Cash Flow Information

Supplemental disclosures of cash flow information:

Year Ended
January 1, 2005
Cash paid during the year:
Interest	$4,116
State Tax Payments	$52

In July and August 2004, the Company borrowed $1,039 under capital leases to fund the acquisition of machinery and equipment. The capital leases are payable over five years with monthly payments of $21 and bear interest of 7.8%. (Note 6.)

In June 2004, the Company recorded a debt discount and additional paid in capital of $921 as a result of the beneficial conversion feature related to the extension of its debentures for an additional year. (See Note 6)

13.     Dilutive Securities

As of January 1, 2005, the Company had options and warrants and convertible debentures outstanding that were not considered in diluted loss per share because the effect would be antidilutive as the Company had a loss for the period.

Pharmaceutical Formulations, Inc.
and Subsidiaries
Notes to Consolidated Financial Statements
($ in thousands)

The following summarizes the options and warrants outstanding:

January 1, 2005

Options	2,490,000
Warrants	1,310,000

Total	3,800,000

14.      Segment Information

The operating segments reported below are the segments of the Company for which separate financial information is available and for which operating results are evaluated regularly by Senior Management in deciding how to allocate resources and in assessing performance. Prior to the Konsyl purchase in May 2003, PFI only had one operating segment. Konsyl differentiated itself from PFI in the fourth quarter of 2004 by segregating its manufacturing operations, launching a branded product, and supporting that launch with a significant marketing expenditure. These actions clearly demonstrated that Konsyl has become an operating segment. Accordingly, fiscal year 2004 amounts reflect these two operating segments. See Note 1 for description of PFI and Konsyl businesses. Transactions between segments are accounted for as if the sales were to a third party.

Pharmaceutical Formulations, Inc.
and Subsidiaries
Notes to Consolidated Financial Statements
($ in thousands)

In addition, all intercompany transactions have been eliminated.

Year Ended January 1, 2005
Net Sales
PFI	$62,642
Konsyl	10,054
Total Net Sales	$72,696

(Loss) Income from Operations
PFI	$(8,226)
Konsyl	528
Total (Loss)	$(7,698)

Interest Expense
PFI	$3,460
Konsyl	107
Total Interest Expense	$3,567

Depreciation Expense
PFI	$2,069
Konsyl	380
Total Depreciation Expense	$2,449

(Loss) before Income Tax Benefit
PFI	$(10,909)
Konsyl	(755)
Total (Loss) before Income Tax Benefit	$(11,664)

Income Tax Benefit
PFI	$3,558
Konsyl	217
Total Income Tax Benefit	$3,775

Identifiable Assets
PFI	$30,536
Konsyl	8,825
Total Consolidated Assets	$39,361

Pharmaceutical Formulations, Inc.
and Subsidiaries
Notes to Consolidated Financial Statements
($ in thousands)

Intersegment sales aggregated $1,182 for the year ended January 1, 2005.

15.     Quarterly Data (Unaudited)

	Three Months Ended
	April 3, 2004	July 3, 2004	October 2, 2004	January 1, 2005
	(In thousands, except per share data)
2004
Net sales	$18,361	$17,885	$18,188	$18,262
Gross profit	2,650	2,376	2,931	1,615
Operating income (loss)	(1,297)	(1,509)	(1,508)	(3,384)
Net (loss)	(1,375)	(1,414)	(1,701)	(3,399)
Net (loss) attributable to common shareholders	(1,375)	(1,414)	(1,701)	(3,399)
(Loss) per common share, basic and diluted	($.02)	($.02)	($.02)	($.03)

During the fourth quarter, the Company incurred a loss on debt extinguishment of $511. (See Note 6).